Exhibit 10.4.1

EXECUTIVE RETIREMENT PLAN AGREEMENT

AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008

This Agreement, dated as of the 24th day of December, 2008, is by and between NSTAR (the “Company”) and Werner J. Schweiger (the “Executive”).

Whereas, the Executive was elected Senior Vice President – Operations of the Company and became an employee of NSTAR Electric & Gas Corporation effective February 25, 2002.

Whereas, the Company and the Executive entered into an Executive Retirement Plan Agreement effective February 25, 2002;

Whereas, the Company and the Executive desire to amend such Agreement to reflect certain changes made to the NSTAR Supplemental Executive Retirement Plan (the “NSTAR SERP”) in connection with Section 409A of the Internal Revenue Code of 1986, as amended;

Whereas, the Board of Trustees of the Company has authorized the execution of an amended and restated Executive Retirement Plan Agreement between the Company and the Executive consistent with the terms of this Agreement.

Now, therefore, the Company and the Executive do hereby agree that the Executive shall have the rights and benefits set forth in the NSTAR SERP as amended and restated effective January 1, 2008, which is comprised of the 409A Plan and the Grandfathered Plan (as defined therein) and a copy of which is set forth as Exhibit A to this Agreement; provided, however that for purposes of determining the Executive’s rights and benefits hereunder, Sections 4(a) and 4(b) of the Grandfathered Plan and Sections 3(a) and 3(b) of the 409A Plan are deemed deleted in their entirety and replaced (with corresponding adjustments to section references) with the following:

“(a) Benefits. The Company agrees that it will provide an annual single life annuity benefit of up to (A) 60% of Highest Average Total Compensation (as herein defined) which will accrue as follows: 10% after the first year of service (from February 25, 2002), 2-1/2% per year for years two through seventeen, and 3-1/3% per year for years eighteen through twenty, less (B) the single life annuity which would be received at such time from the NSTAR Pension Plan (as from time to time amended) and the NSTAR Excess Benefit Plan (as from time to time amended) (the “Excess Plan”), as determined by the RC with reference to such actuarial factors as it shall select from time to time, less (C) 50% of the Primary Social Security Benefit (as herein defined) and less (D) the single life annuity which the Participant would be entitled to receive under his previous employer’s retirement plans, calculated at the time of receipt. Benefits will vest fully on February 24, 2003 but shall not be payable until age 55.”

IN WITNESS WHEREOF, NSTAR and the Executive have caused this Agreement to be executed this 24th day of December, 2008, effective as of January 1, 2008.

NSTAR

By:	/s/ THOMAS J. MAY

/s/ W. J. SCHWEIGER
Werner J. Schweiger